EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nationwide Variable Insurance Trust of our reports dated February 18, 2020, relating to the financial statements and financial highlights, which appear in NVIT Multi-Manager Large Cap Value Fund’s and NVIT Mellon Dynamic U.S. Equity Income Fund’s (formerly known as the American Century NVIT Multi Cap Value Fund) Annual Reports on Form N-CSR for the year ended December 31, 2019.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Plan of Reorganization”, "Financial Highlights" and “Incorporation of Documents by Reference into the SAI” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 12, 2020